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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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KMG Chemicals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KMG CHEMICALS, INC.
10611 Harwin Drive, Suite 402
Houston, Texas 77036

November 1, 2007

Dear Shareholder:

        The Board of Directors of KMG Chemicals, Inc. invites you to this year's annual meeting of the shareholders to be held at the Marriott Houston Westchase at 2900 Briarpark Drive, Houston, Texas 77042, on November 27, 2007 at 10:00 a.m. The Board of Directors is also soliciting your proxies and your votes and is recommending the approval of the proposals described in the enclosed Proxy Statement.

        We appreciate your continued confidence in us and look forward to seeing you at the annual meeting.

Sincerely, David L. Hatcher Chair of the Board

KMG CHEMICALS, INC.
10611 Harwin Drive, Suite 402
Houston, Texas 77036

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

        The Annual Meeting of the Shareholders of KMG Chemicals, Inc., a Texas corporation (the "Company"), will be held at the Marriott Houston Westchase at 2900 Briarpark Drive, Houston, Texas 77042, on November 27, 2007 at 10:00 a.m.:

        1.     To elect eight (8) directors to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified;

        2.     To ratify the appointment of UHY LLP as the independent registered public accounting firm and auditors for the Company for fiscal year 2008; and

        3.     To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Shareholders of record at the close of business on October 17, 2007 are entitled to notice of and to vote at this Annual Meeting of Shareholders or any adjournment or postponement thereof.

        All shareholders are cordially invited and urged to attend the Annual Meeting of Shareholders in person. Even if you plan to attend the meeting, you are requested to complete, sign, date and return your proxy in the enclosed addressed envelope. A return of a blank proxy will be deemed a vote in favor of the proposals contained in the Proxy Statement. If you attend, you may vote in person if you wish, even though you have sent in your proxy.

By Order of the Board of Directors, Roger C. Jackson Secretary November 1, 2007

KMG CHEMICALS, INC.
10611 Harwin Drive, Suite 402
Houston, Texas 77036

PROXY STATEMENT

General Information

        This Proxy Statement and the accompanying form of proxy are being furnished to the shareholders of KMG Chemicals, Inc., a Texas corporation (the "Company"), in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on November 27, 2007, at 10:00 a.m., at the Marriott Houston Westchase at 2900 Briarpark Drive, Houston, Texas 77042, and any adjournment or postponement thereof.

        This Proxy Statement and the related form of proxy accompanying this proxy statement are being mailed on or about November 1, 2007 to all shareholders of record as of October 17, 2007 (the "Record Date").

        Unless otherwise indicated, shares of our common stock, par value $.01 per share (the "Common Stock"), represented by proxies will be voted in favor of (i) the election of the eight director nominees to the Board of Directors named in the Proxy Statement and (ii) the ratification of the approval of UHY LLP as our independent registered public accounting firm for fiscal year 2008. With respect to the election of directors, a shareholder may, by checking the appropriate box on the proxy: (i) vote for all director nominees as a group; (ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except those nominees identified by the shareholder in the appropriate area. With respect to the other proposals contained in this Proxy Statement, a shareholder may, by checking the appropriate box on the proxy: (i) vote for the proposal; (ii) vote against the proposal; or (iii) abstain from voting on the proposal.

        Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of revocation to the Secretary of the Company, (ii) executing and delivering a proxy bearing a later date or (iii) appearing at the Annual Meeting and voting in person.

        If the proxy in the accompanying form is properly executed and not revoked, the shares represented by the proxy will be voted in accordance with the instructions thereon.

        If no instructions are given on the matters to be acted upon, the shares represented by the proxy will be voted: (i) FOR election of the directors nominated herein; (ii) to RATIFY the appointment of UHY LLP as our independent registered public accounting firm and auditors for fiscal year 2008, and (iii) in the discretion of the proxy holders as to any business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Who May Vote

        Only holders of record of outstanding shares of Common Stock at the close of business on the Record Date are entitled to one vote for each share held on all matters coming before the Annual Meeting or any adjournment or postponement thereof. There were 10,911,599 shares of Common Stock outstanding and entitled to vote on the Record Date.

Voting Requirements to Elect Directors and Approve Auditors

        The holders of a majority of the total shares of Common Stock issued and outstanding on the Record Date, whether present in person or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For purposes of determining whether a quorum is present under Texas law, broker non-votes and abstentions count towards the establishment of a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and the broker has not received voting instructions from the beneficial owner. Votes cast at the meeting will be counted by the inspector of the election.

        The election of directors requires the favorable vote of the holders of a plurality of shares of Common Stock present and voting, in person or by proxy, at the Annual Meeting. Abstentions and broker non-votes have no effect on determinations of plurality except to the extent that they affect the total votes received by any particular candidate. A majority of the votes represented by the shareholders present at the Annual Meeting, in person or by proxy, is necessary for approval of the ratification of the appointment of the independent registered public accounting firm. Abstaining shares will be considered present at the Annual Meeting for this matter so that the effect of abstentions will be the equivalent of a "no" vote. With respect to broker non-votes, the shares will not be considered present at the Annual Meeting for this matter so that broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which the majority is calculated.

Security Ownership of Certain Beneficial Owners, Directors
and Named Executive Officers

        The following table sets forth certain information as of November 1, 2007 with regard to the beneficial ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of 5% or more of its outstanding Common Stock, (ii) our named executive officers and the directors individually and (iii) our officers and directors as a group. All addresses are in care of KMG Chemicals, Inc., 10611 Harwin Drive, Suite 402, Houston, Texas 77036.

Name	Common Stock Beneficially Owned Excluding Options	Stock Options Exercisable Within 60 Days	Shares Including Options Exercisable Within 60 Days	Percent of Total Beneficial Shares (%)
Directors and Named Executive Officers
David L. Hatcher	4,118,568		4,118,568	37.7
J. Neal Butler		20,000	20,000	*
Roger C. Jackson		50,000	50,000	*
John V. Sobchak		15,000	15,000	*
George W. Gilman	5,990	30,000	35,880	*
Fred C. Leonard(1)	688,540	40,000	728,540	6.6
Charles L. Mears	8,355	40,000	48,355	*
Charles M. Neff, Jr.	31,850	40,000	71,850	*
Stephen A. Thorington	2,100		2,100	*
Richard L. Urbanowski	13,355	20,000	33,355	*
Thomas H. Mitchell		2,000	2,000	*
Directors and Named Executive Officers as a Group	4,868,648	257,000	5,125,648	45.8
Five Percent Shareholders
Tontine Capital Partners, L.P.(2) 55 Railroad Avenue, 3rd Floor Greenwich, Connecticut 06830	1,030,035		1,030,035	9.4
Valves Incorporated of Texas(3) 10600 Fallstone Road Houston, Texas 77099	672,085		672,085	6.1
Austin W. Marxe and David Greenhouse(4) (Special Sit Funds) 527 Madison Avenue, Suite 2600 New York, NY 10022	610,000		610,000	5.6

*
Less than 1%. This table is calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights, or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the number and percentage owned by any other person listed. As of November 1, 2007, we had 10,911,599 shares of Common Stock outstanding.

(1)
Includes shares held by Valves Incorporated of Texas, Inc., a company in which Mr. Leonard is an officer, director and a principal shareholder.

(2)
Based on the Schedule 13G filed with the SEC on April 25, 2005 by Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C. and Jeffrey L. Gendell, the reporting persons share dispositive and voting power over the indicated number of shares.

(3)
Based on the Schedule 13G filed with the SEC on October 31, 2007 by Valves Incorporated of Texas, Valves Incorporated of Texas and Fred C. Leonard share dispositive and voting power over the indicated number of shares.

(4)
Based on the Schedule 13G filed with the SEC on February 14, 2007 by Messrs. Marxe and Greenhouse the reporting persons share dispositive and voting power over the indicated number of shares.

PROPOSAL 1:

ELECTION OF DIRECTORS

        The Board of Directors has nominated eight persons to serve as directors until the next annual meeting of shareholders or until his successor is elected and qualified. Each of the nominees is a current director. The following table sets forth certain information with respect to each of our directors as of November 1, 2007.

The Board of Directors recommends a vote FOR all nominees for director.

Nominees for Director

Name and Age	Director Since	Business Experience during the Past 5 Years and Other Information
David L. Hatcher (64)	1985	Mr. Hatcher was our Chief Executive Officer from 1996 until June 2007, and was President from 1996 until March 2005. Mr. Hatcher has also served as a director of KMG-Bernuth since 1985 and as President from then until 2005. Mr. Hatcher has worked in the wood treating industry since 1980 for predecessors and affiliates of KMG-Bernuth in various capacities, including as an engineer, general manager and President. He also currently serves as a director of Sterling Bancshares, Inc., a publicly-held banking and financial services company. Mr. Hatcher is the Chair of the Board of Directors.
J. Neal Butler (55)	2007
		Mr. Butler is a director and is our President and Chief Executive Officer. He joined us in 2004 as Chief Operating Officer. He became our President in March 2005, and became the Chief Executive Officer in June 2007. Mr. Butler has worked in various capacities for agricultural chemical companies since 1976. From 1976 to 1998 he worked for ISK Biosciences, Inc. in various sales and operations capacities, becoming Vice President and General Manager/Americas in the specialty chemical division. From 1998 to 2001, he was Vice President and team leader for Horticulture for Zeneca Agrichemicals, Inc., a leading agricultural products chemical company. From 2001 to 2003, Mr. Butler was President and Chief Executive Officer of Naturize Biosciences, Inc., a company providing biological products for agriculture, and from 2003 until he joined us he did consulting in the agricultural chemicals industry.

George W. Gilman (65)	1996
		Mr. Gilman also served as a director of KMG-Bernuth from 1995 until 1997. Mr. Gilman has served as the Chief Executive Officer, President and as a director of Commerce Securities Corporation, a Financial Industry Regulatory Authority member firm, since 1982. He practiced law with the law firm of George Gilman, P.C. from 1986 to 1998, and since 1998 has practiced with the law firm of Gilman & Gilman, P.C. He also has been involved in the commercial real estate business since 1987, and currently through Gulf Equities Realty Advisors and Tex Sun Commercial Realty Co. Mr. Gilman is a certified public accountant. Mr. Gilman is the Chair of the Audit Committee and a member of the Governance and Nominating Committee.
Fred C. Leonard III (62)	1996
		Mr. Leonard also served as a director of KMG-Bernuth from 1992 until 1997, and served as the Secretary of KMG-Bernuth from 1993 until 2001. Since 1972, Mr. Leonard has served as the Chair of the Board, Chief Executive Officer and President of Valves Incorporated of Texas, Inc., a manufacturing company located in Houston, Texas. Mr. Leonard also currently serves as a board member of Fairway Medical Technologies, Inc., an integrated medical device development company. Mr. Leonard is the Chair of the Compensation Committee and a member of the Audit Committee.
Charles L. Mears (67)	2001
		Mr. Mears retired in 2000 as Executive Vice President of the chlor-alkali business of Occidental Chemical Company. While at Occidental, he served in various management positions since 1987, including serving as Senior Vice President of the Industrial Chemicals Division from 1991 until 1995. Mr. Mears began his career with Diamond Shamrock Corporation in 1965, and held various management positions. Mr. Mears also served from 2004 until August 2007 as a director of Pioneer Companies, Inc., a publicly-held chemical company. Mr. Mears is a member of the Compensation Committee and the Governance and Nominating Committee.
Charles M. Neff, Jr. (61)	1996
		Mr. Neff also served as a director of KMG-Bernuth from 1991 until 1997, and served as Treasurer of KMG-Bernuth from 1993 until 1997. Mr. Neff has extensive experience in the banking industry, and he now serves as President, Chief Executive Officer and as a director of Integrity Bank. Mr. Neff served as the Chief Executive Officer and President of Houston National Bank, N.A. from 1988 to 1998, and then as Chief Executive Officer of Sterling Bank-Bayou Bend until early 2004. From 2004 until late in 2006, he was an Executive Vice President of Bank of Texas. Mr. Neff is a member of the Audit Committee and the Compensation Committee.

Stephen A. Thorington (51)	2007
		Mr. Thorington is a private investor. He served as Executive Vice President and Chief Financial Officer of Plains Exploration & Production Company, a New York Stock Exchange listed company from 2002 until he retired in May 2006. He also served as Executive Vice President and Chief Financial Officer of Plains Resources, Inc. from 2002 until 2004. From 1999 to 2002 he was Senior Vice President-Finance & Corporate Development of Ocean Energy, Inc. and from 1996 until 1999 he was Vice President-Finance of Seagull Energy Company. Prior to 1996, Mr. Thorington was a Managing Direct of Chase Securities and the Chase Manhattan Bank. Mr. Thorington is a member of the Audit Committee and the Governance and Nominating Committee.
Richard L. Urbanowski (71)	2000
		Mr. Urbanowski retired in 1998 as President and Chief Operating Officer of ISK Biosciences Corporation, a specialty chemicals company selling crop protection chemicals and wood preservative products. Mr. Urbanowski began his career with Diamond Alkali Company where he held various positions in research and development, engineering, operations, production and sales. He is currently a director of the CropLife of America Foundation. Mr. Urbanowski also served from 2005 until August 2007 as a director of Pioneer Companies, Inc., a publicly-held chemical company. Mr. Urbanowski is the Chair of the Governance and Nominating Committee and is a member of the Compensation Committee.

Named Executive Officers and Employees Who Are Not Directors

        The following table sets forth certain information with respect to our named executive officers and employees who are not directors.

Name and Age	Business Experience during the Past 5 Years and Other Information
Roger C. Jackson (56)	Mr. Jackson was elected Secretary in 2001, and became Vice President and General Counsel in 2002. Prior to then, Mr. Jackson had been a partner since 1995 in Woods & Jackson, L.L.P. and had been a partner in the Houston law firm Brown, Parker & Leahy L.L.P. beginning in 1985.
Thomas H. Mitchell (63)
Mr. Mitchell is KMG-Bernuth's Vice President-Sales. He has served as KMG-Bernuth's Vice President since 1994. He has been employed by KMG-Bernuth since 1988 in various capacities, including general sales manager and general manager.
John V. Sobchak (47)
Mr. Sobchak was employed in 2001 as our Chief Financial Officer. Before he joined us, Mr. Sobchak had been the Chief Financial Officer of Novistar, Inc., a joint venture between Torch Energy Advisors, Inc. and Oracle Corporation, and prior to that he had been the Treasurer of Torch Energy Advisors, Inc. He was employed from 1988 to 1997 by Mesa, Inc, a publicly traded oil and gas company, most recently as its Treasurer.

Board of Directors and Committees

Communication with the Board

        In order to provide our shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted the following procedures for communications to directors. Shareholders and other interested persons may communicate with the Chairman of our Audit Committee or with our non-management directors as a group by written communications addressed in care of Corporate Secretary, 10611 Harwin Drive, Suite 402, Houston, Texas 77036.

        All communications received in accordance with these procedures will be reviewed initially by senior management. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication (a) does not relate to our business or affairs or the functioning or constitution of the Board of Directors or any of its committees; (b) relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; (c) is an advertisement or other commercial solicitation or communication; (d) is frivolous or offensive; or (e) is otherwise not appropriate for delivery to directors.

        The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

        The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes. As of the Record Date, no communications have been received.

Board Meetings

        The Board of Directors held five meetings in fiscal year 2007, including special meetings, and took action by unanimous consent in several instances. All Board members are expected to attend the Annual Meeting and last year they all did attend.

Director Independence

        The Board of Directors is composed of six non-employee directors and two employee directors. Under our guidelines and the listing requirements of The Nasdaq Global Market, at least a majority of our Board of Directors must be independent. The Board of Directors has determined that all six of its non-employee directors meet the requirement of independence. The only non-independent directors are Mr. Hatcher, our Chair, and Mr. Butler, our Chief Executive Officer.

Board Committee Membership

        The Board of Directors has three standing committees, an Audit Committee, a Nominating and Corporate Governance Committee ("Governance Committee") and a Compensation Committee. The Audit Committee, the Governance Committee and the Compensation Committee are composed entirely of non-employee directors whom the Board has determined are independent. The table below provides the fiscal year 2007 membership for the three standing committees after Mr. Thorington became a member of the Board of Directors in May 2007.

	Audit Committee	Nominating & Governance Committee	Compensation Committee
George W. Gilman	X*	X
Fred C. Leonard	X		X*
Charles L. Mears		X	X
Charles M. Neff, Jr.	X		X
Stephen A. Thorington	X	X
Richard L. Urbanowski		X*	X

*
Committee Chair

Committee Charters and the Code of Business Conduct

        The Audit, Governance and Compensation Committees have each adopted charters that have been approved by the Board of Directors. The Board of Directors has also adopted a Code of Business Conduct applicable to all employees, including the Chief Executive Officer, the Chief Financial Officer and other senior management. The Code of Business Conduct covers such topics as financial reporting, conflicts of interest, compliance with laws, fair dealing and use of our assets. The Code of Business Conduct satisfies the requirements of a "code of ethics" under Section 406(c) of the Sarbanes-Oxley Act of 2002, and requires that any waiver of those provisions by executive officers or directors may be made only by the Board of Directors and must be promptly disclosed to shareholders along with the reason for the waiver.

        The charters of the Audit, Compensation and Governance Committees, and the Code of Business Conduct, are available on our website at kmgchemicals.com or by writing to Corporate Secretary, KMG Chemicals,  Inc., 10611 Harwin, Suite 402, Houston, Texas 77036. These documents will be provided free of charge. Material contained on our website is not incorporated by reference in, or considered to be part of, this Proxy Statement.

Audit Committee

        The Audit Committee met four times during fiscal year 2007. The Audit Committee advises the Board and management from time to time with respect to internal controls, systems and procedures, accounting policies and other significant aspects of our accounting, auditing and financial reporting practices. The Audit Committee also monitors the preparation of our quarterly and annual reports and supervises our relationship with our external auditors.

        The Audit Committee operates under a charter approved by the Board of Directors. The Audit Committee's function under its written charter is to appoint the independent registered public accounting firm and auditors to audit our financial statements and perform other services related to the audit; review the scope and results of the audit with the independent accountants; review with management and the independent accountants our interim and year-end operating results; oversee our external reporting; consider the adequacy of the internal accounting and auditing procedures; evaluate the independence of the internal and external auditors; and approve and review any non-audit services to be performed by the independent accountants.

        The Audit Committee consists currently of four non-employee directors, George W. Gilman, Fred C. Leonard, III, Charles M. Neff, Jr., and Stephen A. Thorington. Mr. Gilman is the current chair. The Board has determined that all of the members of the Audit Committee are independent and financially sophisticated within the meaning of the listing standards of The Nasdaq Global Market. The Board of Directors has also determined that Mr. Gilman and Mr. Thorington are "audit committee financial experts" within the meaning of that term under the rules of the SEC. Mr. Gilman has served on our Board of Directors since 1996, and he is a certified public accountant. Mr. Thorington has served as the Chief Financial Officer of two public companies from 2002 to 2006, and he has held other financial reporting positions in industry and in banking. In the course of their careers, Mr. Gilman and Mr. Thorington have acquired (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, (iv) an understanding of internal control over financial reporting, and (v) an understanding of audit committee functions.

Report of the Audit Committee

        The Audit Committee reviewed our audited financial statements for the fiscal year ended July 31, 2007, with the independent auditors. Management has the responsibility for the preparation, presentation and integrity of the financial statements, and the independent registered public accounting firm and auditors have the responsibility for auditing the financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

        The Audit Committee discussed and reviewed with the independent auditors all communications required by accounting principles generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and discussed and reviewed the results of the audit by the independent auditors of the financial statements.

        In discharging its oversight responsibility with respect to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee also discussed with the auditors any relationship that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of our responsibilities, budget and staffing.

        Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the audited financial statements be included in our report on Form 10-K for the fiscal year ended July 31, 2007, for filing with the Securities and Exchange Commission.

                      Audit Committee:
                      George W. Gilman, Chair
                      Fred C. Leonard III
                      Charles M. Neff, Jr.
                      Stephen A. Thorington

        This report by the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that we specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Nominating and Corporate Governance Committee

        During fiscal year 2007, the Governance Committee held two meetings. The committee is responsible for developing and implementing policies and practices relating to corporate governance, including establishing and monitoring implementation of corporate governance guidelines. The committee also plans for the succession of the Chief Executive Officer and other executives. The committee is responsible for identifying and assessing candidates for the Board of Directors, including making recommendations to the Board regarding candidates. In fulfilling its duties, the Governance Committee, among other things,

  •
  identifies individuals qualified to be Board members consistent with criteria established by the committee;

  •
  recommends to the Board nominees for the next annual meeting of shareholders; and

  •
  evaluates individuals suggested by shareholders.

        In recommending director candidates to the Board, the Governance Committee charter requires the committee to select individuals who possess the highest personal and professional integrity.

        The Governance Committee is comprised solely of non-employee directors who are independent within the meaning of listing standards of The Nasdaq Global Market. Members of the Governance Committee are Messrs. Gilman, Mears, Thorington and Urbanowski, and Mears. Mr. Urbanowski is the Chair.

        The Governance Committee will consider recommendations for director made by shareholders for fiscal year 2009, if such recommendations are received in writing, addressed to the chair of the committee, Mr. Urbanowski, in care of KMG Chemicals, Inc., at 10611 Harwin, Suite 402, Houston, Texas 77036 by July 31, 2008. Recommendations by shareholders that are made in accordance with these procedures will receive equal consideration by the Governance Committee. Directors and members of management may also suggest candidates for director. In some cases, the committee may engage, for a fee, the services of a third party executive search firm to assist it in identifying and evaluating candidates for director.

Compensation Committee

        During fiscal year 2007, the Compensation Committee held six meetings. The Compensation Committee establishes compensation for our Chief Executive Officer and other executive officers, and makes recommendations to the Board of Directors regarding compensation of directors. The committee also administers our incentive compensation, stock option and other equity based compensation plans, which included in fiscal year 2007 our 1996 Stock Option Plan and our 2004 Long-Term Incentive Plan. The Compensation Committee is composed currently of four non-employee directors, Fred C. Leonard, III, Charles L. Mears, Charles M. Neff, Jr. and Richard L. Urbanowski. Mr. Leonard is the current chair. The Board has determined that each of the members of the committee is independent within the meaning of the listing standards of The Nasdaq Global Market.

Compensation Discussion and Analysis

        The Compensation Discussion and Analysis contains the philosophy underlying our compensation strategy and the fundamental elements of compensation paid to the persons included in our Summary Compensation Table. We refer to those persons as "named executive officers".

Objectives of Our Compensation Program

        We manufacture, formulate and distribute specialty chemicals, and we currently operate four business segments. Our strategy includes growing in a manner that increases shareholder value by purchasing additional product lines and businesses. We target for acquisition products and businesses in specialty chemicals that we believe provide an opportunity to obtain a significant market share through further acquisition and growth, that are of a size that larger industry participants often find too small to be attractive, that have niche products with well established uses, that do not require substantial on-going research and development, and that have significant barriers to entry. To assist in carrying out that strategy, the Compensation Committee has designed our compensation program to:

  •
  Reward executive officers for long-term strategic management and the enhancement of shareholder value;

  •
  Integrate the compensation program with our short and long-term strategic business plans; and

  •
  Attract, motivate, reward and retain experienced and highly qualified executive officers.

What Our Compensation Program Is Designed To Reward

        Our compensation program is designed to reward executive officers who are capable of leading us in achieving our business strategy on both a short-term and long-term basis. When making compensation decisions, we consider the personal performance of our executives, relative internal equity within the executive pay structure, compensation at comparable companies and financial affordability.

The Elements of Our Compensation

        To further our executive compensation philosophy and to assist us in achieving our business strategy, in fiscal year 2007 we utilized the following elements of compensation:

  •
  base salary,

  •
  annual incentive compensation,

  •
  long-term incentive compensation,

  •
  other broad-based employee benefits, and

  •
  executive benefits and perquisites.

How We Determine Each Element of Compensation And Why We Pay Each Element

        In fiscal year 2007, the Compensation Committee began to refine our compensation program by increasing total compensation and more heavily weighting the compensation of our named executive officers toward long-term incentive compensation. We believe that our compensation program will enhance our profitability and shareholder value by more closely aligning the financial interests of our executive officers with those of our shareholders.

        When the refined compensation program has been fully implemented in fiscal year 2011, the Compensation Committee expects that base salary for our Chief Executive Officer ("CEO") will be approximately 30% of the major elements of total compensation (base, annual incentive and long-term incentive). Base salary for our other named executive officers is expected to be approximately 40% of the major elements of compensation. The Compensation Committee believes that approximately 20% of the major elements of compensation of our named executive officers, including our CEO, will be in an annual incentive bonus. Our CEO is expected to receive long-term incentive compensation at approximately 50% of the major components, while long-term incentive compensation will be about 40% for our other named executive officers, when the refined approach is fully phased-in. We intend that long-term incentives be weighted more heavily than annual incentives in recognition of the importance of achieving long-term goals which enhance shareholder value.

        Below we discuss each element of compensation listed above, including why we elect to pay each element of compensation and how the Compensation Committee determines each element of compensation.

Base Salary

        Base salary is the fixed compensation paid to an executive for performing specific job responsibilities, and it represents the minimum income an executive might receive in any given year. Base salary is essential to attracting and retaining experienced and highly qualified executives, including our named executive officers. Base salary is established initially on the abilities, accomplishments, and the prior work experience and performance of the executive officer. Adjustments in base salary are considered on a discretionary basis taking into account internal equity and consistency, the executive's performance and experience, level of responsibility, changes in responsibilities, retention risk and market surveys. When our refined compensation strategy is fully phased-in, the Compensation Committee intends to set base salaries at approximately the 45th percentile (90% of the median) of national survey and peer group data for executives having similar responsibilities at similarly sized companies.

        Prior to adjustments to base salaries in November 2006, base salaries for our named executive officers ranged between the 33rd and 41st percentile of the survey data. After the November 2006 salary increases, base salaries of the named executive officers ranged between the 37th and 44th percentile of the survey data. In June 2007, Mr. Hatcher resigned as CEO and retained the role of Chairman. Mr. Butler was promoted from Chief Operating Officer ("COO") to CEO, and his base salary increased at that time by $35,000. Our Summary Compensation Table sets forth base salary for our named executive officers.

Annual Incentive Compensation

        The design of our annual incentive plan focuses executives on our strategic objectives. We believe annual incentives motivate our executives to lead us in achieving success.

        The Compensation Committee administers our annual incentive awards to executives, but delegates to our CEO day-to-day responsibility for the program. Annual incentive compensation rewards executives based upon achievement of company performance objectives, strategic objectives and individual performance objectives that are established by the Compensation Committee, based upon the recommendation of the CEO. The Compensation Committee is responsible for establishing the objectives for the CEO. Each objective is given greater or lesser weight based primarily on the Compensation Committee's evaluation of the relative importance of the objective. The Compensation Committee evaluates the achievement or progress toward the objectives of executives, and determines the degree to which objectives are achieved. Although the Compensation Committee may make adjustments to objectives or weights to take into account special or unforeseen circumstances, in fiscal year 2007, it did not do so.

        Annual incentives are paid as a percentage of base salary based upon the proportion that performance objectives are achieved. The annual incentive is calculated by the formula: Base Salary × %Objective Achieved × %Objective Weight.

        The Board of Directors establishes company performance objectives based upon one or more of the following performance measures: return on equity, assets, capital or investment; revenue growth; earnings per share growth; gross margin; and operating cash flow or cash flow from operating activities. These objectives may be identical for all executives or may differ to reflect more appropriate measures of individual performance. Performance measures are adopted and weighted by the Compensation Committee annually to give emphasis to performance for which executives have the most direct control.

        For fiscal year 2007, the table below lists the objectives and their relative weights for determining annual incentive compensation for named executive officers.

Annual Incentive Performance Objectives and Weightings in Fiscal Year 2007
for the Named Executive Officers

Objective	Hatcher	Butler	Sobchak	Jackson	Mitchell
Earnings per Share	15%	30%	25%	30%	20%
Cash Flow from Operations	15%	30%	25%	30%	20%
Strategic Plan Goals	35%	20%	20%	20%	—
Gross Margin	—	—	—	—	40%
Personal Objectives	35%	20%	30%	20%	20%

        The objectives of each executive have a threshold level below which no award will be payable, a target level and a maximum award level. The target level for executives is generally set based on performance at 100% of budget for the year. Threshold performance is generally set at 90% of budget, and the maximum award level is generally set for performance at 120% of budget. For fiscal year 2007, the award levels for several of the named executive officers were increased over fiscal year 2006 to better align their annual incentive compensation with the marketplace and to allocate more of their compensation to elements that are performance based. The following table describes the potential award levels, as a percentage of base salary, for the named executive officers:

Potential Annual Incentive Levels as a Percentage of Base Salary for Objectives
for Fiscal Year 2007 for the Named Executive Officers

Name/Title	Threshold	Target	Maximum
David L. Hatcher, Chairman of the Board, and Chief Executive Officer†	15%	50%	70%
J. Neal Butler, Chief Executive Officer, Chief Operating Officer and President(1)	12%	40%	52%
John V. Sobchak, Vice President and Chief Financial Officer	12%	40%	52%
Roger C. Jackson, Vice President and General Counsel	12%	40%	52%
Thomas H. Mitchell, Vice President (KMG-Bernuth only)	9%	30%	39%

(1)
Mr. Hatcher was CEO until June 1, 2007. Mr. Butler was COO until June 1, 2007, when he also became CEO.

        Base salaries in fiscal year 2007 plus the target level of annual incentive compensation for the named executive officers ranged between the 37th and 45th percentile of the survey data prior to the November 1, 2006 salary increases. After the November 1, 2006 increases in salary and annual incentive compensation took effect, fiscal year 2007 base salaries plus the target level of annual incentive compensation for the named executive officers ranged between the 40th and 48th percentile of the survey data. The amounts paid to each named executive officer are reflected in the Summary Compensation Table under the Non-Equity Incentive Compensation column.

        The actual aggregate annual incentive award payment to the named executive officers for fiscal year 2007 ranged from 32.3% to 66.5% of their respective base salaries. The annual incentive award paid to named executive officers by performance objective for fiscal year 2007, as a percentage of base salary, is described in this table:

Award Level Paid as a Percentage of Base Salary for Fiscal Year 2007

Objective	Hatcher	Butler	Sobchak	Jackson	Mitchell
Earnings per Share	10.5%	15.6%	13.0%	15.6%	7.8%
Cash Flow from Operations	10.5%	15.6%	13.0%	15.6%	7.8%
Strategic Plan Goals	21.0%	10.4%	10.4%	10.4%	—
Gross Margin	—	—	—	—	12.0%
Personal Objectives	24.5%	10.4%	13.2%	6.0%	4.7%
Total	66.5%	52.0%	49.6%	47.6%	32.3%

Long-Term Incentive Compensation

  General

        We provide senior executives, including our named executive officers, with long-term equity compensation that is tied to performance, because we believe it aligns the financial interests of our executives with our shareholders, and motivates our executive officers to create shareholder value. Long-term equity compensation is also an important retention tool. Long-term equity compensation can comprise the largest percentage of executive compensation. When our refined compensation approach is fully implemented, long-term equity incentives for senior executives will be targeted above the market median if performance objectives are achieved.

        In the past we have awarded equity compensation in two forms, performance-based restricted stock unit awards and stock options. The Compensation Committee currently administers equity incentives under our 2004 Long-Term Incentive Plan. Stock options were granted in the past to employees under our 1996 Stock Option Plan, but we shifted to utilizing performance-based stock unit awards in fiscal year 2005, and no option grants were made under the 1996 plan in fiscal year 2007. Although the 1996 Stock Option Plan terminated on July 31, 2007, the Compensation Committee can grant stock options under the 2004 plan.

        The Compensation Committee determines long-term incentive award levels and type of award in November of each year, after the release of financial results for the prior fiscal year. Long-term incentive grants vary in amount from year to year based on the performance of the executive, his expected role in our future performance and on our financial performance. The Compensation Committee also considers prior stock option awards made to the executive officer, which were often made as new hire awards, in setting new long-term equity awards. The value of stock option awards is annualized over a 10-year period when the new awards are considered. Stock options are valued using the Black-Scholes method, and performance-based restricted stock awards are valued at 100% of the then current stock price.

  Performance-Based Stock Awards

        With current long-term incentives below the targeted market percentile of our peer group for all executives, the Compensation Committee continues to move long-term incentive awards toward a level above the market median. The Compensation Committee chose performance restricted stock units, because they have a greater perceived value to executives over options since their expected base value is not dependent on share price appreciation. Performance restricted stock units are favored by shareholders because of the direct link to company performance and the fact that they are less subject to manipulation based upon the timing of the grant than options. The Compensation Committee has also designed performance restricted stock awards to strongly support retention of executives by using three year overlapping performance periods.

        Performance-based stock units were granted to each of the named executive officers except for Mr. Hatcher in fiscal year 2007 under our 2004 Long Term Incentive Plan. The awards were granted as Series 1 and Series 2 awards of shares of Common Stock, subject to performance vesting requirements. Performance under the awards is measured over a three year measurement period beginning August 1, 2006, and shares vest based on satisfaction of performance requirements at the end of the three years.

        The Series 1 awards, valued at 60% of the total award, granted the named executive officers up to an aggregate of 23,850 shares of Common Stock, subject to a performance requirement of certain revenue growth objectives and average annual return on equity over the three year measurement period. The Series 2 award, valued at 40% of the total, granted the named executive officers up to aggregate of 15,900 shares of Common Stock, subject to a performance requirement of earning per share growth over the three year measurement period.

        When considering the individual awards, the Compensation Committee determines a target award level as a percentage of base pay appropriate for each executive. The value of the restricted share units used to calculate the number of shares then awarded may take into consideration some anticipated share appreciation.

        As Mr. Hatcher is one of our major shareholders, the Compensation Committee did not award him long-term incentive compensation in fiscal year 2007. The Compensation Committee believes his interests are already aligned with shareholders. Excluding Mr. Hatcher, in fiscal year 2007 total targeted direct compensation for the named executive officers ranged between the 30th and 34th percentile of the survey data prior to the November 1, 2006 increases in salary and annual incentives. After the November 1, 2006 base salary increases and the new target annual incentive awards took effect, and including long-term equity awards in fiscal year 2007, total targeted direct compensation for the named executive officers ranged between the 47th and 55th percentile of the survey data. The Grants of Plan Based Awards table sets forth the awards made to the named executive officers.

  Stock Options

        Although, we believe that options emphasize the importance of improving stock price performance and increasing shareholder value over the long-term, we have not awarded our named executive officers stock options since fiscal year 2004. The Outstanding Equity Awards at Fiscal Year End table sets forth the number and dollar value of options made previously to the executives. The plan does not allow the repricing of options without stockholder approval.

Broad-based Employee Benefits

        Employee benefits are designed to be attractive to employees and competitive in the market at the median.

  Health and Welfare Plans

        We offer health and welfare benefits to substantially all employees, including executives. These benefits include medical, dental, life, accidental death, short and long-term disability, and long-term care coverage. Executives make the same contributions for the same type of coverage, and receive the same level of benefit as other employees for each form of coverage or benefit. We provide vacation and paid holidays to all eligible employees, including executives, that is comparable to other similarly sized companies.

  Retirement Plans

        We offer a defined contribution 401(k) plan to substantially all of our employees in the United States. Participants may contribute in calendar year 2007 up to $15,500 of their compensation. We make matching contributions under the plan up to 3% of the participant's compensation. Employees age 50 or over are entitled to make an additional pre-tax contribution of up to $5,000 per year. Employees become fully vested in employer contributions after five years of employment and are ratably vested prior to that time. The Summary Compensation Table reflects our contributions to the 401(k) Plan for each named executive officer.

Executive Benefits and Perquisites

        Executive benefits or perquisites may be provided on a limited basis to attract and retain key executives. Currently, we do not offer executive benefits or perquisites with a value over $10,000 to any executive other than the SERP outlined below. This benefit is reflected in the All Other Compensation Column of the Summary Compensation Table.

  Supplemental Executive Retirement Plan

        We adopted a supplemental executive retirement plan (SERP) in fiscal year 2001. Only executives specifically designated by us may be participants in the plan, and currently only one executive, Thomas H. Mitchell, is a participant. The SERP is unfunded and amounts payable to participants are our general obligations. The SERP provides that an executive will be paid a supplemental retirement benefit for 10 years equal to a percentage of the participant's three-year average base salary at normal retirement multiplied by the years of credited service up to a maximum of 20 years. The benefit payable to participants is reduced by the equivalent actuarial value of our portion of the contributions to the 401(k) plan and one-half of social security benefits. Normal retirement is the earlier of age 65 and completion of 10 years credited service or age 60 with 30 years credited service. Early retirement is possible after reaching age 60 and completion of 10 years credited service. A participant may elect payment of benefits in any one of the following forms: Joint and 100% Survivor Annuity, Joint and 50% Survivor Annuity, 10 Year Certain and Life, and Single Sum. The Compensation Committee, in its sole discretion and without any obligation to exercise reasonable discretion, must approve a single sum payment. If the Compensation Committee does not grant approval of a single sum payment, a participant must elect to receive benefits in any one of the other three options. If a participant's employment with us terminates prior to attainment of early retirement or normal retirement age, and if that termination is not due to death or disability, benefits that would otherwise be payable under the SERP may be forfeited. The CEO, with the consent of the Compensation Committee, may waive the application of this provision.

        Thomas H. Mitchell was designated as a participant in the SERP in fiscal year 2002, and his benefit percentage was established to pay 56% of his three-year average base salary at normal retirement prior to reductions. The annual benefit payable under the plan to Mr. Mitchell at normal retirement is estimated to be approximately $75,000. We maintain a life insurance policy on Mr. Mitchell. We believe that the cash surrender value of that policy will be sufficient to pay the benefit under the SERP.

  Employment Agreements

        We have employment agreements with four executives, John V. Sobchak, Thomas H. Mitchell, Roger C. Jackson and J. Neal Butler. Each agreement is now automatically renewing for one-year periods, and will continue to do so unless we provide at least 60 days prior written notice of non-renewal.

        Under the terms of these employee agreements, if we terminate the executive's employment (other than for cause or due to death or disability) or elect not to extend the executive's term of employment for the renewal term, or if the executive voluntarily terminates his employment for good reason, then we must pay the executive a termination payment equal to a multiple of his base salary at termination. For Messrs. Mitchell and Jackson, this multiple is three times base salary, and for Messrs. Sobchak and Butler, the multiple is two times base salary. Using base salaries as of the end of fiscal year 2007, these payments would be $429,780 to Mr. Mitchell, $419,328 for Mr. Jackson, $500,008 for Mr. Butler and $317,520 for Mr. Sobchak. The termination payments are paid in a lump sum at termination, except that Mr. Jackson's amount would be paid in three annual payments if the termination is not within one year of a change of control. If the termination or election not to extend by us or voluntary resignation for good reason by the executive occurs within one year of a change of control, then any option to acquire shares of our common stock held by the executive becomes fully vested as of the date of termination, and exercisable for a period of two years. For unvested options that would vest in that circumstance, as of the end of fiscal year 2007 the spread between the market value of common stock that would be received on the exercise of the options and the exercise price was $35,750 for Mr. Mitchell, $1,719,900 for Mr. Butler and $171,700 for Mr. Sobchak. If such termination or election not to extend by us or voluntary resignation for good reason by the executive occurs within one year of a change of control, then performance restricted awards will only vest if the award agreement so provides. The current performance restricted awards only vest upon death, total and permanent disability or retirement. On death and total and permanent disability, performance restricted awards vest proportionally based on months of service in the three year performance measurement period, but based on performance achieved as of the termination. Using the market value of our common stock as of the end of fiscal year 2007, we estimate the value of the performance stock awards to the executives on their death or total and permanent disability at the end of that fiscal year would be $102,955 for Mr. Mitchell, $201,337 for Mr. Jackson, $421,336 for Mr. Butler and $247,368 for Mr. Sobchak. On retirement, the awards vest 100%, subject to satisfaction of the performance criteria at the end of the performance measurement period.

        In addition, Mr. Mitchell will be entitled to the benefit owed him paid in accordance with our SERP if we were to terminate his employment (other than for cause or due to death or disability) or elect not to extend the executive's term of employment at the end of the initial term or any renewal term, or if the executive voluntarily terminates his employment for good reason. The benefit is payable annually for ten years, and we have estimated the benefit to be $75,000 per year. However, if such termination or election not to extend or resignation occurs within one year of a change of control, then the benefit that is payable to Mr. Mitchell under this plan would be paid to him as a single lump sum. If Mr. Mitchell's employment with us terminates by reason of death, we are required to pay his beneficiary a lump sum payment of $500,000. We have obtained life insurance on Mr. Mitchell to provide a source of funds for this obligation.

        Resignation by the executive for "good reason" includes failure to pay any amount due to such executive, demotion, relocation or an uncured breach of the employment agreement by us. A "change of control" includes, among other events, the acquisition of an individual or group of beneficial ownership of more than 50% of the combined voting power of our then-outstanding common stock.

        The employment agreements for Messrs. Butler, Jackson, Sobchak and Mitchell have provisions for the assignment to us any rights, titles and interest in and to all works, copyrights, materials, inventions, ideas, discoveries, designs, improvements, trade secrets, patents and trademarks and applications for any of these during their respective employment. In addition, each has agreed not to disclose confidential information.

        As part of the consideration for the compensation and benefits, each executive mentioned above also signed an agreement with non-competition obligations which prohibits the executive from engaging and being interested in any business which is competitive with us during employment and for a period of one year after employment terminates without our prior written consent. In the event an executive breaches any of these provisions, we may terminate any payments then owing to the executive and/or seek specific performance or injunctive relief for such breach or threatened breach.

How We Determine Executive Officer Compensation

Role of the Compensation Committee

        The Compensation Committee is composed of independent, outside members of the Board of Directors in accordance with NASDAQ rules, current SEC regulations, and Section 162(m) of the Internal Revenue Code, and is responsible for establishing, reviewing, approving and monitoring the compensation paid to the named executive officers.

Role of Executive Officers in Setting Compensation

        Our CEO provides input on the Compensation Committee agenda, including background information regarding our strategic objectives, suggestions on annual performance targets and reports on his evaluations of the executive officers. He makes compensation recommendations with respect to base salary merit increases, annual and long-term incentives that are then reviewed by the Compensation Committee and passed on to the Board. Since our CEO is a member of the Board, he has input into the final approval of the overall compensation program. The Board, excluding the CEO, makes decisions about the CEO's compensation. The entire Board approves compensation of the other named executive officers.

        The Chief Financial Officer ("CFO") evaluates the financial implications of Compensation Committee actions.

        The Compensation Committee meetings are attended by the committee members, and as needed, by other directors, the CFO, and outside advisors, including our compensation consultant. The Compensation Committee regularly meets in executive session without any members of management present.

Benchmarking

        The Compensation Committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants. In fiscal year 2007, the Compensation Committee engaged Stone Partners, Inc. to advise it on executive compensation. Stone Partners, Inc. is independent of us, reports directly to the Compensation Committee and has no other business relationship with us other than assisting the Compensation Committee with its executive compensation practices. The Compensation Committee and Stone Partners, Inc. review salaries, annual incentives and long-term incentive programs established for the executive's position from data in general industry surveys and from peer companies. The Compensation Committee also obtains input from our CEO respecting the performance and compensation of other executives, and input from other members of the Board.

        For fiscal year 2007, Stone Partners, Inc. prepared an analysis of comparative data from the Watson Wyatt and Mercer national surveys and from a peer group of publicly-traded chemical companies. The composition and performance of the peer group is reviewed each year, and in fiscal year 2007 the peer group included the following nine publicly-traded chemical companies with comparable annual revenues and a comparable value for ongoing operations: American Pacific Corporation, American Vanguard Corporation, Balchem Corporation, CFC International Inc., Chase Corporation, Hawkins Inc., Oil-Dri Corporation, SurModics Inc., and Zoltek Companies Inc. The 25th, 50th and 75th percentiles for the data sources were analyzed to gain an understanding of the range of competitive pay practices. Although the 50th percentile of the combined data was used by the

Compensation Committee as a reference point for establishing base salary (90% of the median), annual incentive targets (at the median) and total direct compensation (at the median), the compensation of individual executives may vary above or below the reference point because of background, personal performance, skills and experience, internal equity considerations and financial affordability.

Other Important Compensation Policies

Stock Ownership Requirements for Named Executives

        We have adopted a stock ownership requirement for certain executives. The requirement calls for stock ownership related to base salary by position to equal three times base salary for the CEO, two times base salary for the COO, CFO and Chief Legal Officer and one time base salary for other designated executives. Executives covered by the requirement must achieve the stock ownership by August 1, 2012. As of July 31, 2007, Mr. Hatcher owned 4,118,568 shares of Common Stock. None of our other named executives owned shares. If the required stock ownership level is not met by an executive, the Compensation Committee can pay out the after-tax portion of any cash bonus due to that executive in our stock.

Trading in Our Stock Derivatives

        Our Insider Trading Policy prohibits executive officers from purchasing or selling options on our Common Stock, engaging in short sales with respect to our Common Stock, or trading in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our Common Stock.

Financial Restatement

        The Compensation Committee does not have a policy in place governing modifications to compensation where the payment of such compensation was based upon the achievement of specific results that were subsequently subject to restatement. If the Compensation Committee deems it appropriate, however, to the extent permitted by governing law, we will seek to recoup amounts determined by a financial restatement to have been inappropriately paid to an executive officer.

Tax and Accounting Implications of our Forms of Compensation

        Section 162(m) of the Code limits the deductibility of certain compensation to $1 million per year for our CEO and our four other most highly compensated executive officers. There is an exception to the $1 million limit for compensation meeting certain requirements. None of our executive officers currently receives compensation exceeding the limits imposed by the Code. While the Compensation Committee cannot predict with certainty how our executive compensation might be affected in the future by the Code, the Compensation Committee intends to try to preserve the tax deductibility of all executive compensation while maintaining an executive compensation program consistent with our compensation philosophy.

        Tax and accounting implications of each form of compensation:

  •
  Salary is expensed when earned, but it is not deductible over $1 million for our covered employees (our CEO and our four other highest paid executives).

  •
  Annual incentives are expensed during the year when payout is probable. Annual incentives paid under our shareholder-approved 2004 Long-Term Incentive Plan meet the requirements of Section 162(m) of the Code and are deductible. Any portion paid under non-objectively verifiable criteria is not deductible over $1 million under Section 162(m) of the Code for covered employees.

  •
  Stock options are expensed over the vesting period. Our 1996 Stock Option Plan and our 2004 Long-Term Incentive Plan have been approved by shareholders, and awards are deductible under Section 162(m) of the Code.

  •
  Performance-based restricted share awards are expensed over the performance and service period when payout is probable. Our plan has been approved by shareholders and compensation is deductible under Section 162(m) of the Code. No dividends are paid on performance restricted stock until shares are actually issued.

  •
  Our 401(k) contributions and SERP benefits are accrued and expensed in the year of service.

        Beginning on August 1, 2006, we began accounting for stock-based payments including stock options, restricted stock and other equity awards in accordance with the requirements of FAS No. 123(R).

Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. The Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

                      The Compensation Committee
                      Fred C. Leonard III, Chair
                      Charles L. Mears
                      Richard L. Urbanowski
                      Charles M. Neff, Jr.

        The following table presents information for the fiscal year ended July 31, 2007 for our President and Chief Executive Officer, our Vice President and Chief Financial Officer, our one other executive officer, and two other persons who were among our most highly compensated employees, one of whom was an executive officer during a part of the fiscal year and the other of whom is a Vice President of our subsidiary.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
David L. Hatcher, Chairman of the Board Directors(1)	2007	301,138	1,500			205,022		10,086	517,746
J. Neal Butler, Director, President and Chief Executive(1)	2007	216,995	1,500	84,548	49,847	130,002		7,685	490,577
John V. Sobchak, Vice President and Chief Financial Officer	2007	155,150	1,500	50,054	3,653	78,745		5,833	294,935
Roger C. Jackson, Vice President, General Counsel and Secretary	2007	136,600	1,500	39,014		66,533		5,388	249,035
Thomas H. Mitchell, Vice President—Sales (KMG-Bernuth only)	2007	143,287	1,250	21,151	874	46,330	75,903	5,638	294,433

(1)
Mr. Hatcher held the position of Chief Executive Officer for KMG Chemicals, Inc. from August 1, 2006 to May 31, 2007, while Mr. Butler simultaneously held the positions of President and Chief Operating Officer. Mr. Hatcher resigned his position as Chief Executive Officer effective June 1, 2007, but he remains an employee. Mr. Butler became Chief Executive Officer of the Company at that time.

(2)
Stock awards and option awards reflect the amount of compensation expense recognized in our financial statements for the fiscal year ended July 31, 2007 for performance based restricted stock awards and stock options, as required by Statement of Financial Accounting Standard 123(R), "Share-Based Payments." The assumptions used in calculating the compensation expense are set forth in note 14 of our audited consolidated financial statements in our report on Form 10-K for the year ended July 31, 2007. See also the table respecting Grants of Plan-Based Awards in Fiscal Year 2007.

(3)
Non-equity incentive plan compensation represents payments under our annual incentive plan. See the discussion of our incentive plan under the Compensation Discussion and Analysis section of this Proxy Statement.

(4)
Reflects the change in the amount of our accrued liability in our consolidated financial statements for the year ended July 31, 2007 under the Supplemental Executive Retirement Plan. Only Mr. Mitchell is a participant in the plan.

(5)
Under our 401(K) plan for U.S. based employees, we match up to 3% of an employee's compensation. All other compensation included the following for each person in the table: (i) David L. Hatcher's other income included contributions of $9,011 to our 401(K) plan and $1,075 for an annual executive physical. (ii) J. Neal Butler's other income included contributions of $6,495 to our 401(K) plan and $1,190 for an annual executive physical. (iii) John V. Sobchak's other income included contributions of $4,643 to our 401(K) plan and $1,190 for an annual executive physical. (iv) Roger C. Jackson's other income included contributions of $4,088 to our 401(K) plan and $1,300 for an annual executive physical. (v) Thomas H. Mitchell's other income included contributions of $4,288 to our 401(K) plan and $1,350 for an annual executive physical.

        The following table presents information respecting grants of plan based awards for fiscal year 2007.

Grants of Plan-Based Awards in Fiscal Year 2007

Name	Grant Date	Series	Estimated Future Payouts Under Equity Incentive Plan Awards (#)(1)(2)	Grant Date Fair Value of Stock and Option Awards
David L. Hatcher
J. Neal Butler	2/16/2007	Series 1 Series 2	9,600 6,400	$ $	97,536 65,024
John V. Sobchak	2/16/2007	Series 1 Series 2	6,000 4,000	$ $	60,960 40,640
Roger C. Jackson	2/16/2007	Series 1 Series 2	3,375 2,250	$ $	34,290 22,860
Thomas H. Mitchell	2/16/2007	Series 1 Series 2	2,775 1,850	$ $	28,194 18,796

(1)
On February 16, 2007 certain executives, including executives in the above table, were granted performance-based restricted stock awards, Series 1 and Series 2. The estimated future payout of those awards is based on the assumptions used in calculating the compensation expense recognized in our consolidated financial statements in the year ended July 31, 2007. See note 14 to our audited consolidated financial statements in our report on Form 10-K for the year ended July 31, 2007. The Series 1 awards are subject to a performance requirement composed of revenue growth and return on equity objectives measured across a three-year period beginning August 1, 2006. The calculation of the Series 1 performance requirement is not based on a threshold, but rather is based on a matrix comparing average annualized revenue growth and average annualized return on equity. The maximum award vests, if over the measuring period, the average annualized revenue growth rate is at least 25% while the average annual return on equity is at least 15%. Based on performance through July 31, 2007, we projected in our consolidated financial statements for the year ending July 31, 2007 that 100% of the Series 1 awards would vest. The Series 1 award was projected to have a fair value based on the grant date price of our Common Stock of $10.16 of $220,980 for the executives in the table. The Series 2 awards are subject to a performance requirement pertaining to the growth rate in our earnings per share over the same three year measurement period. If the annualized increase in earnings per share is 10% over the measuring period, a threshold of 20% of the award would vest. If the annualized increase is at least 20%, the entire award would vest. In our consolidated financial statements for the year ending July 31, 2007, we estimated that the entire Series 2 award would vest. The fair value of award for the executives in the table was $147,320 based on the grant date price of $10.16 for our Common Stock.

(2)
See the discussion of our incentive plan under the Compensation Discussion and Analysis section of this Proxy Statement.

        The following table presents information respecting outstanding equity awards at July 31, 2007. In fiscal year 2007 we did not grant any stock option awards.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David L. Hatcher
J. Neal Butler	5,000 15,000	15,000 15,000 15,000 15,000 15,000 15,000 15,000	4.37 4.37 4.37 4.37 4.37 4.37 4.37 4.37 4.37	3/8/2016 3/8/2017 3/8/2018 3/8/2019 3/8/2020 3/8/2021 3/8/2022 3/8/2023 3/8/2024	30,972	642,669
John V. Sobchak	5,000 7,500 2,500	2,500 2,500 2,500 2,500	3.58 3.58 3.58 3.58 3.58 3.58 3.58	6/26/2015 6/26/2016 6/26/2017 6/26/2018 6/26/2019 6/26/2020 6/26/2021	18,588	385,701
Roger C. Jackson	50,000		4.00	7/31/2012	13,453	279,150
Thomas H. Mitchell	2,000 2,000 2,000 2,000	2,000	2.88 2.88 2.88 2.88 2.88	10/30/2013 10/30/2014 10/30/2015 10/30/2016 10/30/2017	8,045	166,934

(1)
Outstanding option awards reflect grants under our 1996 Stock Option Plan which terminated effective July 31, 2007. Stock awards reflect grants of performance-based restricted stock awards under our 2004 Long-Term Incentive Plan. See the Compensation Discussion and Analysis section of this Proxy Statement and note 14 of our audited consolidated financial statements in our report on Form 10-K for the year ended July 31, 2007.

        The following table presents information respecting options exercised by named executive officers during fiscal year 2007. There were no stock awards vested in fiscal year 2007.

Option Exercises and Stock Vested in Fiscal Year 2007

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)
David L. Hatcher	—	—
J. Neal Butler	25,000	465,500
John V. Sobchak	25,000	467,000
Roger C. Jackson	100,000	1,599,000
Thomas H. Mitchell	130,250	2,842,219

(1)
The value realized is calculated by multiplying the spread between the market price on the date of exercise and the exercise price of the option by the number of shares acquired on exercise.

        The table below presents information respecting our Supplemental Executive Retirement Plan.

Pension Benefits for the 2007 Fiscal Year

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments during Last Fiscal Year ($)
David L. Hatcher
J. Neal Butler
John V. Sobchak
Roger C. Jackson
Thomas H. Mitchell	Supplemental Executive Retirement Plan(1)	17.9	364,226	—

(1)
Thomas H. Mitchell is the only participant in our Supplemental Executive Retirement Plan.

        For a description of payments on termination and change of control, see the Employment Agreements section of the Compensation Discussion and Analysis section of this Proxy.

        The table below presents information respecting compensation paid to non-employee directors in fiscal year 2007. We also reimburse our directors for travel, lodging and related expenses incurred in attending Board, committee or other business meetings.

Non-Employee Director Compensation in Fiscal 2007

Name	Fees Earned Or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation	Total ($)
George W. Gilman	40,225	43,600	—	—	—	83,825
Fred C. Leonard, III	43,025	43,600	—	—	—	86,625
Charles L. Mears	28,025	43,600	—	—	—	71,625
Charles M. Neff, Jr.	39,025	43,600	—	—	—	82,625
Stephen A. Thorington	9,625	29,067	—	—	—	38,692
Richard L. Urbanowski	41,925	43,600	—	—	—	85,525

(1)
Compensation of non-employee directors changed during fiscal year 2007. Currently, each director is paid a fee of $1,650 for each regular or special meeting of the Board of Directors, and paid an annual retainer of $16,500 per year. Directors are also paid $1,100 for attending committee meetings and business meetings, and the chair of each committee is paid a retainer of $4,000 per year, except for the chair of the Audit Committee who is paid a retainer of $8,000 per year. Annual retainers are paid quarterly. Directors are reimbursed for out-of-pocket expenses incurred in attending meetings and for other expenses incurred in performing in their capacity as directors.

(2)
Stock awards reflect the award of 4,355 shares of Common Stock on January 16, 2007 to each non-employee director other than Mr. Thorington. The grant date fair value was $10.01 per share. Mr. Thorington joined the Board of Directors in May, 2007, and the amount of his stock award was prorated to 2,100 shares. The grant date of his award was May 22, 2007, and the fair value at that date was $13.84 per share. Stock awards were of full shares and fractional shares were paid in cash.

PROPOSAL 2:

TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has appointed UHY LLP as independent registered public accounting firm and auditors to conduct the annual audit of our accounts for fiscal year 2008. Although action by the shareholders in this matter is not required, the Board of Directors believes that it is appropriate to seek shareholder ratification of this appointment in light of the important role played by the independent auditors in maintaining the integrity of our financial controls and reporting. If ratification of the appointment is not approved, the Board of Directors will reconsider the appointment. A representative of UHY LLP will be present at the Annual Meeting and will have the opportunity, if he so desires, to respond to appropriate questions.

        The Board of Directors recommends that you vote to ratify the appointment of UHY LLP as our independent registered public accounting firm for the fiscal year 2008. Unless otherwise indicated, all properly executed proxies received by us will be voted "FOR" such ratification at the Annual Meeting.

Principal Accounting Firm Fees

        The aggregate fees billed by our independent registered public accounting firm and auditors, UHY LLP and its predecessor firms, for professional services rendered to us for the two fiscal years ended July 31 were as follows:

	2007	2006
Audit Fees	$227,448	$160,908
Tax Fees	—	—
All Other Fees	17,037	89,647

Total	$244,485	$250,555

        The policy of the Audit Committee is to pre-approve all audit and non-audit services conducted by our independent registered public accounting firm and auditors. Under the policy, pre-approval is required before the independent accountants are engaged for the particular services. The amount described as "All Other Fees" in fiscal year 2007 was for services rendered primarily for minor technical assistance, and for fiscal year 2006 the amount was almost entirely to assist us in connection with other filings with the SEC. The Audit Committee has considered whether the provision of the services included in other fees is compatible with maintaining the independence of our independent registered accounting firm and auditors.

Section 16(A) Beneficial Ownership Reporting Compliance

        Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us, we know of no failure in Section 16(a) beneficial ownership reporting compliance except that through inadvertence certain executives and directors filed late.

Shareholder Proposals for 2008 Annual Meeting

        Any shareholder who intends to present a proposal at the 2008 Annual Meeting of Shareholders must file such proposal with us by June 30, 2008, for possible inclusion in our proxy statement and form of proxy relating to that meeting.

Other Matters

        The Board of Directors knows of no matters other than those stated above which are to be brought before the Annual Meeting. However, if any such other matters should be presented for consideration and voting, the persons named in the proxy to vote thereon will do so in accordance with their judgment.

                      By Order of the Board of Directors,

                      Roger C. Jackson
                      Secretary

KMG CHEMICALS, INC.
10611 HARWIN, SUITE 402, HOUSTON, TEXAS 77036
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints David L. Hatcher as proxy with power of substitution to vote all shares of KMG Chemicals, Inc. (the "Company") which the undersigned is entitled to vote at an Annual Meeting of Shareholders on November 27, 2007, at the Marriott Houston Westchase at 2900 Briarpark Drive, Houston, Texas 77042, or any adjournment or postponement thereof, with all the powers the undersigned would have if personally present as specified, respecting the following matters described in the accompanying Proxy Statement and, in his discretion, on other matters which come before such meeting.

1.	To elect eight directors to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified.
	☐ FOR the nominees listed below	☐ WITHHOLD AUTHORITY to vote for all nominees listed below	☐ FOR ALL NOMINEES EXCEPT:
Instructions: To withhold authority to vote for (an) any individual(s), choose the third box and write in the name of the nominee(s) on this line
Nominees: David L. Hatcher, J. Neal Butler, George W. Gilman, Fred C. Leonard III, Charles L. Mears, Charles M. Neff, Jr., Stephen A. Thorington, Richard L. Urbanowski
2.	To ratify the appointment of UHY LLP as the independent registered public accounting firm and auditors for the Company for fiscal year 2008.
FOR ☐ AGAINST ☐ ABSTAIN ☐
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

        This proxy will be voted in accordance with shareholder specifications. Unless directed to the contrary, this proxy will be voted FOR each proposal and in his discretion for any other matters coming before the meeting. A majority (or if only one, then that one) of the proxies or substitutes acting at the meeting may exercise the powers conferred herein. Receipt of accompanying Notice of Meeting and Proxy Statement is hereby acknowledged.

Date: , 2007	(Signature)

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(Please sign name as fully and exactly as it appears opposite. When signing in a fiduciary or representative capacity, please give full title as such. When more than one owner, each owner should sign. Proxies executed by a corporation should be signed in full corporate name by duly authorized officer.)

PLEASE MARK, SIGN, DATE AND MAIL TO THE COMPANY AT THE ADDRESS STATED ABOVE.

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